Exhibit 10.11

4776 New Broad Street, Suite 200
Orlando, FL 32814
February 5, 2016	T (407) 681-4700
F (407) 228-2872

Thomas B. Phillips

Address on file with the Company

Dear Tom:

The purpose of this letter is to outline the conditional offer of employment to you to join REV, Inc. This letter is not intended as an offer for a contract of employment for a specific term, but rather is a recitation of compensation and benefits of the offered employment, this letter supersedes any previous offer.

Position: Chief Operations Officer

Reporting to: Tim Sullivan, Chief Executive Officer

Location: Milwaukee, WI

Start Date: February 5, 2016

Compensation: This is a salaried exempt position that will pay $500,000.00 on an annual basis, less applicable taxes and deductions. In addition to your annual salary, you will receive a one-time, lump sum signing bonus of $22,500, less applicable taxes and deductions, payable in your first payroll cycle following your written acceptance of this offer.

FY 2016 Bonus: You will participate in the REV Management Incentive Plan at the 80% target level for each fiscal year. Currently 100% of the potential payout is based upon achievement of REV’s annual EBITDA. Total bonus potential is uncapped. Specific Details of the plan will be provided. The REV Management Incentive Plan is subject to change by the Board of Directors at its discretion. Your participation in the REV Management Incentive Plan shall begin in the month of your employment.

Long Term Incentives: This offer includes the potential for additional wealth creation through the vesting of share options, against which value can be realized upon either a change in control (sale of REV) or an IPO.

You have the opportunity to earn 2,000 share options in REV at a strike price of $648.96 (the fair market value of REV shares as determined by AIP as of 9/30/15).

•	1,000 Optioned Shares shall vest 33% per annum over 3 years. They shall vest as outlined above on each anniversary date based on your employment start date. Should a change in control or IPO occur, all options shall immediately vest.

•	1,000 Optioned Shares shall vest 33% per annum over 3 years. They shall vest as outlined above on each anniversary date based on your employment start date.

Medical, Wellness, Dental, Vision, Flex Spending Account, Health Savings Account, Life, Short Term Disability, Long Term Disability, Accident, and Critical Illness Insurance:

•	The health insurance is administered by UMR, a United Healthcare Company and has two versions of the plan, one of which is a high deductible plan $2,000 Single / $4,000 Family - referred to as the “Base Plan” and the other is a “Buy Up Plan” that has a $1,000 Single / $2,000 Family along with Co-Pays for Doctor Visits. Both are 80/20 plans after the deductible is met. This includes a comprehensive prescription drug coverage program, to include free preventative prescription drugs.

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•	There is a Wellness Program administered by Vitality, which will allow you to earn points towards, paid gym memberships, discounts on healthy foods at your local Walmart or participating grocer, workout gear and devices (and other items), and most importantly reduced insurance premiums in the following year for successful participation in the program.

•	The dental insurance is administered by Delta Dental – it provides you with your choice of three levels of coverage and has a max benefit of $1,500 per person annually.

•	The Vision plan is administered by VSP, with a $10 co-pay for well vision exams, $25 for lenses, $120 allowance for frames and an additional 20% off for amounts over the allowance, 15% discount off contact lens exams and a $120 allowance toward the contact lens exam and lenses.

•	You may also open a Flex Savings Account or Health Savings Account (must be enrolled in the Base Medical Plan to open an HSA) to assist with medical, dental and vision costs.

•	The life insurance is administered by AIG and the company provides you a basic policy of one year’s base salary, – you can purchase up to 5 times your annual salary up to $700,000 and additional coverage for your dependents at a nominal cost.

•	The short term disability plan pays 100% of your salary for up to 13 weeks, and is paid 100% by the company.

•	Voluntary long term disability insurance provides up to 60% of your salary to a maximum of $10,000 per month until such time as you fully recover or reach full social security retirement age.

•	Accident Insurance is available which pays you a set amount per non-work related accident or injury to help offset various costs not otherwise covered by insurance.

•	Critical Illness insurance is available which pays you a set amount which varies by illness diagnosis to help offset various costs not otherwise covered by insurance.

There is a 60-day waiting period for salaried employees for all benefits outlined above. You are eligible for benefits at the first of the month following 60 days of service with our company. There is also an Employee Assistance Program which is free and covers you and your family members.

401K Plan: Participation eligibility start date is first of the month following 60 days of employment per automatic enrollment of 3% unless opting out (or selecting higher percentage amount). Automatic increase in employee contribution of 1% every January until 10% employee contribution is achieved (unless opted out). Maximum allowable employee contribution is $18,000 per year (currently). The company will make a Safe Harbor match equal to 100% of the first 1% of salary contributed, and 50% of the next 5% of salary contributed (Employee puts in at least 6% and receives a 3 1⁄2% company match). Company match begins after enrollment. 100% vesting rights begin after 2 years of service.

Executive Non-Qualified Deferred Compensation Program: In addition to saving through the 401K plan, as a highly compensated employee, you are eligible to voluntarily participate in the REV Deferred Compensation Program. This program allows you to defer part or all of your compensation in a given year (to include annual bonus payments if you wish), to be taken either in a future year (you determine the year upon each year’s enrollment in the plan), or when you retire. The investments match those of the 401K plan, however, there is no company match attributed to this account. Annual enrollment in this program is December of each calendar year.

Vacation: The Company policy is 40 hours awarded at time of hire, 40 hours after 6 months, 80 hours after one year, 120 hours after five years and 160 hours after 10 years of service. However, we shall award you 160 hours of vacation upon your hire date.

Holiday Pay: There are currently eight paid company holidays.

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If you have any questions, please let me know. You may formally accept our offer subject to the conditions set forth by printing and signing one copy and returning the accompanying information to my attention.

Tom, once again, we are greatly looking forward to having you join our team as we continue to grow and strengthen REV.

/s/ Tim Sullivan

Tim Sullivan

Chief Executive Officer

Accepted:	/s/ Thomas B. Phillips	Date: 2/11/16

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